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                                                                   EXHIBIT 12.4

                            KOLMAR LABORATORIES, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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
                                                                    YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                              1998           1999           2000
                                                            --------       --------       --------
                                                                      (DOLLARS IN THOUSANDS)
Income (loss) before taxes ..........................       $  2,063       $  3,609       $ (2,580)
Fixed charges reflected in income (loss) before taxes
   Interest expense .................................             80            349           (157)
   One third of rental expenses .....................            190            358            417
                                                            --------       --------       --------
Total fixed charges .................................       $    270       $    707       $    260
                                                            --------       --------       --------

Income (loss) before taxes plus fixed charges above .       $  2,333       $  4,316       $ (2,320)
                                                            ========       ========       ========
Fixed charge ratio ..................................          8.64x          6.10x         (8.92x)
  Deficiency.........................................                                        2,580
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